Exhibit 10.9
FORM OF CORPORATE SERVICES AGREEMENT
between
ENTERGY SERVICES, INC.
and
EQUAGEN, LLC
Dated as of        , 2008

i

Page
17.8 Relationship	28
17.9 Third Party Beneficiaries	28
17.10 Entire Agreement and Construction	28
17.11 Severability	29

EXHIBITS
Exhibit A – Non-Transitional Services
Exhibit B – Transitional Corporate Services
Exhibit C– Cost Allocations
Exhibit D – Wire Transfer Instructions
Exhibit E – Demobilization Costs
Exhibit F – Applicable Client Company Policies

CORPORATE SERVICES AGREEMENT
     This agreement, made as of ___, 2008 (this “Agreement”), by and between Entergy Services, Inc., a Delaware corporation (“ESI ”) and EquaGen, LLC, a Delaware limited liability company (“Client Company” each of Client Company and ESI, a “Party”, and together, the “Parties”).
R E C I T A L S:
     WHEREAS, Client Company is in the business of providing management services and technical services to companies that own or operate nuclear generating facilities and has need of the Corporate Services (as defined below) in support of its operations;
     WHEREAS, pursuant to settlement agreements between Entergy Corporation or its subsidiaries and state and municipal regulatory bodies having jurisdiction over the traditional utility subsidiaries of Entergy Corporation, including (i) the “LPSC Staff Stipulation” dated April 30, 2008 between Entergy Louisiana, LLC, Entergy Gulf States Louisiana, L.L.C. and the Louisiana Public Service Commission, (ii) the “Settlement Agreement Applicable to Entergy’s Nonregulated Investments” dated March 19, 1998 between Entergy Corporation and the Council for the City of New Orleans; (iii) the “Affiliate Interest Conditions” dated ___, ___ 1993 between Entergy Corporation and the Louisiana Public Service Commission; and (iv) the “Settlement Agreement” dated October 27, 1992 between Entergy Corporation, the Arkansas Public Service Commission, the Mississippi Public Service Commission, and the Council for the City of New Orleans (such settlement agreements collectively the “State and Municipal Settlements”), ESI and Client Company, as wholly or partially-owned subsidiaries of Entergy Corporation, are required to observe certain pricing rules for the sale of services by ESI to Client Company;
     WHEREAS, ESI and Client Company are required to observe certain pricing rules for the sale of services by ESI to Client Company pursuant to undertakings in Federal Energy Regulatory Commission (“FERC”) Docket No. EC08-46-000 and applicable FERC policies (such undertakings and policies collectively the “FERC Requirements”);
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the Parties hereto agree as follows:
ARTICLE 1
DEFINITION OF TERMS
     The following terms, when used in this Agreement, shall have the meanings indicated below:

     1.1. “Applicable Client Company Policies” means (i) Client Company’s codes of conduct for non-employees and (ii) certain rules and policies of a general corporate nature, all as set forth in Exhibit F. Applicable Client Company Policies as set out in Exhibit F may be modified by Client Company from time to time, and Client Company shall give ESI notice of any such modifications as soon as practicable thereafter.
     1.2. “Applicable Laws” means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, constitutions, ordinances, common laws, or treaties of any federal, state or local government, or any subdivision or regulatory body or agency thereof, or any court, having jurisdiction over, or application to, either of the Parties, or the Facilities, or the ownership, operation or maintenance of the Facilities, or any acts or transactions contemplated, undertaken or performed in connection with any aspect of this Agreement.
     1.3. “Applicable Permits” means the Operating Licenses, and all other licenses, permits, approvals, exemptions, orders or authorizations of, and all filings, registrations, or qualifications with, any federal, state or local government, or any subdivision or regulatory body or agency thereof, or any court, having jurisdiction over, or application to, either of the Parties, or the Facilities, or the ownership, operation or maintenance of the Facilities, or any acts or transactions contemplated, undertaken or performed in connection with any aspect of this Agreement.
     1.4. “Corporate Services” is defined in Section 2.1(e).
     1.5. “Corporate Support Personnel” is defined in Section 2.2(a).
     1.6. “Effective Date” means the Effective Date as defined in the Separation Agreement.
     1.7. “ENOI” means ENOI, LLC, d/b/a EquaGen Nuclear LLC, a Delaware corporation and wholly-owned subsidiary of Client Company.
     1.8. “Entergy Group” shall have the meaning given to it in the Separation Agreement.
     1.9. “EOI” means Entergy Operations, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Entergy Corporation, a Delaware corporation.
     1.10. “Facility” means any nuclear generating facility for which ENOI is the NRC licensed operator and any nuclear generating facility owned or managed by a third party to whom Client Company has agreed to provide services.
     1.11. “FICA” shall mean Federal Insurance Contribution Act.
     1.12. “Governmental Authority” means any United States federal, state or local government, or governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
     1.13. “Joint Venture Group” shall have the meaning given to it in the Separation Agreement.

     1.14. Non-Transitional Corporate Services” is defined in Section 2.1(a).
     1.15. “NRC” means the United States Nuclear Regulatory Commission or its successor having responsibility for administration of the licensing and regulation of the operation of nuclear utilization facilities under the Atomic Energy Act of 1954 and any amendments thereto.
     1.16. “Operating License” means any operating license issued by the NRC with respect to any Facility.
     1.17. “Owner” means the Entergy Group excluding any member of the Joint Venture Group.
     1.18. “Separation Agreement” means the Separation and Distribution Agreement by and between Entergy Corporation and Enexus Energy Corporation, dated as of             , as amended or otherwise modified from time to time.
     1.19. “Transition Period” means the six month or ___ month period, as the case may be, after the delivery of a notice of termination for cause, a notice of termination for convenience or a notice of termination following a governmental or judicial act, as applicable.
     1.20. “Transitional Corporate Services” is defined in Section 2.1(b).
     1.21. “Willful Misconduct or Gross Negligence” shall mean any act or omission that is, authorized, undertaken or omitted with an intention that such act or omission will result in, or that is authorized, undertaken or omitted consciously with prior actual knowledge that such act or omission is likely to result in, or that is authorized, undertaken or omitted with reckless disregard of facts or law indicating that such act or omission is likely to result in, actionable damages, or other actionable equitable or legal remedies, or injury to any person or property, or material violation or material failure to fulfill the requirements of any Applicable Laws, Applicable Permits, Applicable Client Company Policies, or any Client Company contract, including this Agreement.
     The Parties agree that any acts or omissions of ESI that were authorized, directed or controlled by Client Company in a situation where Client Company has actual knowledge of the likelihood of injury, damage, or violation of Applicable Laws, Applicable Client Company Policies, Applicable Permits or Client Company contracts resulting from such acts or omissions will not be asserted by Client Company as constituting Willful Misconduct or Gross Negligence of ESI. Likewise, authorizations or acts or omissions by Client Company taken in reliance on advice provided by ESI or Corporate Support Personnel will not be asserted by ESI as constituting Willful Misconduct or Gross Negligence of Client Company. Likewise, the parties agree that any acts or omissions of ESI shall not constitute Willful Misconduct or Gross Negligence to the extent that it does not cause or result in a breach of the warranty provided by ESI pursuant to Section 12.1
ARTICLE 2
SERVICES PROVIDED.
          2.1 Agreement to Provide Services.

               (a) ESI agrees to furnish to Client Company, upon the terms and conditions hereinafter set forth, such of the non-transitional services described in Exhibit A hereto (“Non-Transitional Corporate Services”) at such times, for such periods and in such manner as Client Company may from time to time require. (Reference herein to Exhibit A shall mean said Exhibit as it shall be in effect from time to time with amendments thereof or supplements thereto as mutually agreed by the Parties). ESI will, as and to the extent required for Client Company, keep itself and its Corporate Support Personnel available to render such services to Client Company, to the extent it may be permitted so to do by Federal and State agencies having jurisdiction. ESI will also provide for Client Company such special services not described in Exhibit A as Client Company may require and which ESI agrees to perform.
               (b) ESI agrees to furnish to Client Company, upon the terms and conditions hereinafter set forth, such of the transitional services described in Exhibit B hereto (“Transitional Corporate Services”) at such times, for such periods and in such manner as Client Company may from time to time require, but in no event shall the provision of the Transitional Corporate Services be provided beyond the one year anniversary of the Effective Date. (Reference herein to Exhibit B shall mean said Exhibit as it shall be in effect from time to time with amendments thereof or supplements thereto as mutually agreed by the Parties). ESI will, as and to the extent required for Client Company, keep itself and its Corporate Support Personnel available to render the Transitional Corporate Services to Client Company, to the extent it may be permitted so to do by Federal and State agencies having jurisdiction.
               (c) In supplying the various services provided for under this agreement, ESI may arrange for the services of such executives, accountants, financial advisers, technical advisers, engineers and other persons with the necessary qualifications and experience as are required for or pertinent to the rendition of such services by ESI.
               (d) ESI, after consultation with Client Company, may arrange for the services of non-affiliated experts, consultants and attorneys in connection with the performance of any of the services supplied under this Agreement.
               (e) The Non-Transitional Corporate Services and the Transitional Corporate Services to be provided by ESI to Client Company pursuant to this Section 2.1 are referred to hereafter collectively as the “Corporate Services”.
          2.2 Corporate Support Personnel
               (a) The personnel engaged in providing Corporate Services to Client Company on behalf of ESI are referred to hereafter as “Corporate Support Personnel”. Corporate Support Personnel shall not act as agents of Client Company.
               (b) ESI, and not Client Company, shall be solely responsible and liable for: (i) payment of wages or salary or other compensation for Corporate Support Personnel, (ii) as applicable, withholding and payment of federal, state and local individual income taxes, FICA, and other taxes and applicable amounts with respect to any payment made to such Corporate Support Personnel, (iii) providing to Corporate Support Personnel, as applicable, all pension, welfare and other employment-related benefits, and (iv) directing and controlling all Corporate Support Personnel and making all employment-related decisions relating to them. At no time during the performance of this Agreement shall any Corporate Support Personnel be an employee of Client Company; nor shall any such individual or entity be eligible to receive any employee compensation or employment-related benefits that Client Company may offer or sponsor. Notwithstanding other provisions of this Agreement, and solely for purposes of providing statutory immunity from tort suit under La. R.S. 23:1061, it is the Parties’ intention that Corporate Support Personnel shall have status as statutory employees of Client Company or similar designation under applicable state law as necessary to reduce exposure of Client Company to general tort and other liability, while the Corporate Support Personnel are working at, or performing work in support of, the Client Company. For all other purposes, the parties intend that ESI be the sole employer of all Corporate Support Personnel working at, or in support of, the Client Company.
               (c) Nothing in this Agreement shall prevent Corporate Support Personnel from simultaneously serving as officers or managers of affiliates of ESI or from performing work for entities other than Client Company, including but not limited to the performance of work for ESI’s affiliate EOI; provided that the holding of such positions and performance of such work does not result in a diminution of the quality of Corporate Services to be provided pursuant to this Agreement; and provided further that Client Company is not charged for time spent by the Corporate Support Personnel on such other matters.
ARTICLE 3
SERVICES RECEIVED
          3.1 Agreement to Take Services.
     Client Company agrees to take from ESI such of the Corporate Services described in Exhibits A and B as are required from time to time by the Client Company. Client Company further agrees to take from ESI such other general or special Corporate Services, whether or not described in Exhibit A or B and whether or not now contemplated, as Client Company may from time to time request and ESI shall agree to perform.
ARTICLE 4
PAYMENTS
          4.1 Compensation and Allocation

     As required by some or all of the State and Municipal Settlements and the FERC Requirements, Client Company hereby agrees to pay to ESI an amount equal to (a) the fully allocated cost of such Corporate Services plus (b) a charge of 5% of such cost. The cost of Corporate Services under (a) above shall include direct charges and Client Company’s pro rata share of certain of ESI’s costs and shall be determined as outlined in Exhibit C attached hereto. Bills for Corporate Services shall be rendered on or before the 15th day of the month following the month in which service is rendered and shall be payable on or before the 10th day following the rendering of such bill. All payments shall be by wire transfer to the account of ESI as provided in Exhibit D.
ARTICLE 5
TERM
          5.1 Term.
               (a) This Agreement shall be subject to the approval of any state commission or other regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.
               (b) Following the receipt of any approval required pursuant to subsection (a), the term of this Agreement shall commence as of the Effective Date, and, unless sooner terminated as allowed by ARTICLE 9 of this Agreement, shall expire upon the third anniversary of the Effective Date unless extended pursuant to subsection (c); provided that ESI will cease providing the Transitional Corporate Services on the first anniversary of the Effective Date.
               (c) During the initial term of this Agreement and during each three year extension of the term that may occur pursuant to the next sentence, no later than one year prior to the expiration of the then applicable term, each Party shall give the other Party notice of whether it desires to extend such term. In the event each Party by such notice indicates its desire to extend the term of this Agreement, such term shall be extended for an additional three years beyond the then applicable term.
               (d) In the event that either Party by notice pursuant to subsection (c) indicates its intent not to extend the then applicable term of this Agreement: (i) this Agreement shall expire at the end of such term; and (ii) ESI shall work in good faith to ensure a smooth transition to the provision of the Non-Transitional Corporate Services by the successor entity to ESI (including Client Company in the event it elects to provide the Non-Transitional Corporate Services to itself).
ARTICLE 6
SEVICES PROVIDED TO OTHERS AND RESPONSIBILITY FOR PAYMENT

          6.1 Service Provided to Others.
     It is understood that Corporate Services provided by ESI pursuant to this Agreement may be provided directly or indirectly to Client Company’s wholly-owned subsidiaries including ENOI. Notwithstanding the previous sentence, Client Company shall have the sole obligation to pay for all Corporate Services provided by or on behalf of ESI pursuant to this Agreement.
ARTICLE 7
ACCESS TO FACILITIES AND INFORMATION, AUDITS AND REGULATORY ACCESS
          7.1 Access to Facilities.
     Client Company agrees that, subject to nondisclosure restrictions as may be imposed by preexisting contracts and applicable legal requirements, it will provide access to the Facilities, its personnel, its books, records, studies, reports, contracts, data and other information to the extent reasonably necessary for ESI to provide the Corporate Services pursuant to this Agreement. Each Party agrees that all confidential, non-public information to which it is provided access during the term of this Agreement shall remain the property of the disclosing Party or the entity producing such information and shall not be used other than to the extent necessary for the performance of obligations under this Agreement, nor shall it be disclosed to third parties, except as permitted by ARTICLE 15 of this Agreement.
          7.2 Audits
               (a) ESI shall maintain complete books and records regarding all costs and other information involved in the provision of Corporate Services pursuant to this Agreement.
               (b) Client Company shall have the right, at its own expense, to conduct audits of ESI’s books and records at times reasonably requested by Client Company. Client Company shall have the right, at its own expense, to conduct, or have conducted by an independent accounting firm, audits of ESI’s books and records that relate to costs charged by ESI or other matters arising under this Agreement. In furtherance of this audit right, upon reasonable notice ESI shall make available to Client Company or its independent accounting firm all relevant accounting and financial books and records as may be requested by Client Company. ESI shall make commercially reasonable efforts to obtain from any of its subcontractors or suppliers such supporting documentation as Client Company may request.
ARTICLE 8
RESPONSIBILITY FOR COSTS
          8.1 Facility Costs.

     The Parties understand and agree that as between the Parties, Client Company is and shall remain responsible for all costs associated with the ownership, operation and maintenance of the Facilities, including costs of capital improvements and additions at the Facilities. Subject to the provisions of ARTICLE 12 and other applicable provisions of this Agreement, neither ESI nor any of its subsidiaries or parent companies or any of their officers or employees (including the Corporate Support Personnel) shall incur any independent or individual liability for Facility costs, debts, or other obligations of Client Company arising from the operations of or other activities at the Facilities.
ARTICLE 9
TERMINATION
          9.1 Termination Because of Governmental or Judicial Acts.
     If any term or provision of this Agreement (other than the provisions in this ARTICLE 9 dealing with termination as a result of bankruptcy or insolvency) should be declared invalid or unenforceable by a court of competent jurisdiction or by other governmental or regulatory action, policy or order, and if performance of material obligations hereof by either Party is thereby prohibited or substantially impaired by any such action, policy or order (including, without limitation, any action, policy or order to the effect that the execution or performance of this Agreement will result in modification or transfer of any of the Operating Licenses), the Parties agree that, to the extent practical, they will renegotiate this Agreement in good faith to permit this Agreement to be performed or the terms to be implemented as close as possible to the original intent in a manner that will be consistent with the relevant action, policy or order. However, if such renegotiation is not possible or practical, or if the Parties cannot reach agreement on the terms of the revised agreement, either Party may terminate this Agreement by providing the other Party written notice of termination in which case this agreement shall terminate upon expiration of the Transition Period or such shorter period for the effective date of termination as may be required by law. In the event of termination pursuant to this Section 9.1, neither Party shall have further obligations hereunder except as expressly provided otherwise in this Agreement.
          9.2 Termination for Cause.
     Either Party may by written notice terminate this Agreement for cause for the following reasons:
               (a) failure by the other Party to make a payment that is due and payable which failure is not remedied within 30 days of receiving notice thereof;
               (b) breach of any nonpayment obligations under this Agreement in any material respect which breach is not cured to the satisfaction of the non-breaching Party within 30 days of receiving notice thereof;

               (c) breach by the other Party of its representations or warranties which breach is not cured to the satisfaction of the non-breaching Party within 30 days of receiving notice thereof;
               (d) commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings by or against the other Party which proceeding is not dismissed within 60 days of its commencement or the appointment of a receiver or trustee for either Party or a substantial part of its assets, if such receiver or trustee is not discharged within 60 days.
If a notice of termination is sent pursuant to subsection (a), this Agreement shall terminate immediately upon receipt of such notice. If a notice of termination is sent pursuant to subsection (b), (c), or (d) following expiration of the applicable cure period, this Agreement shall terminate upon the expiration of the Transition Period.
          9.3 Reduction of Services; Termination for Convenience.
               (a) Client Company shall have the right for its own convenience and upon 6 months written notice to reduce or cease taking specific Non-Transitional Corporate Services being provided by ESI. Client Company shall have the right for its own convenience and upon ___ months written notice to reduce or cease taking specific Transitional Corporate Services being provided by ESI. ESI shall not have any obligation to recommence providing such Corporate Services once they have been terminated by Client Company.
               (b) Client Company shall have the right for its own convenience upon written notice to terminate this Agreement in its entirety. In such instances this Agreement shall terminate after the completion of the Transition Period.
          9.4 Non- Exclusive Remedy.
     If either Party provides a notice of termination to the other under this ARTICLE 9, all provisions of this Agreement, and all rights and obligations of the Parties hereunder, will continue in full force and effect from and after the date of the notice of termination until the effective date of termination, including any right, remedy or liability resulting from nonperformance or other breach of the Agreement that occurs prior to the effective date of termination. The rights to terminate set out in this ARTICLE 9 are in addition to any other right or remedy provided under this Agreement, or now or hereafter existing at law or in equity or by statute, and the exercise of said rights shall not be deemed as a waiver or relinquishment by the terminating Party of any of its other rights, or remedies, including any right to recover damages for any breach of this Agreement or for any unperformed balance, subject to the limitations in

ARTICLE 12. Any dispute regarding grounds for termination and the application of this ARTICLE 9 or for damages recoverable as a result of a breach of this Agreement shall be subject to ARTICLE 16, regardless of whether the dispute is instituted prior or subsequent to the effective date of termination. Further to the foregoing:
               (a) Client Company shall pay ESI for Corporate Services provided prior to the effective date of termination;
               (b) in the event of a reduction in Corporate Services or a termination of this Agreement by Client Company for convenience, Client Company shall reimburse ESI for all reasonable demobilization costs actually incurred by ESI as a result of such reduction up to an amount not to exceed $___. ESI shall use all reasonable efforts to minimize the incurrence of such demobilization costs. For the avoidance of doubt, reasonable demobilization costs shall include those types of costs specified on Exhibit E;
               (c) if either Party terminates for cause, the terminating Party shall have no liability to the other Party upon termination, except for the payments set forth in (a) above; in addition, the terminating Party shall have the right to recover damages for any breach of the Agreement or for any unperformed balance, subject to the limitations on liability set forth in the Agreement; and
               (d) if either Party terminates pursuant to Section 9.1 neither Party shall have any liability to the other Party upon termination, except for the payments set forth in (a) above.
          9.5 Transition.
     During the Transition Period, if applicable, the Parties shall work in mutual, good faith to ensure a smooth transition to the operation by the Parties and their affiliates of their businesses without this Agreement being in effect.
ARTICLE 10
FORCE MAJEURE
          10.1 Effect of Force Majeure.
               (a) As used in this ARTICLE 10, the term “Force Majeure” shall mean any cause or causes not reasonably within the control of a Party, occurring without the fault or negligence of such Party, and the effects of which could not have been avoided by such Party through the exercise of reasonable diligence, including, without limitation by enumeration, acts of God, acts of the public enemy, inability to obtain or renew a necessary license, permit or approval, acts of military authorities, acts of local, state or federal agencies or regulatory bodies (including mandating the termination or delay of performance under this Agreement), court actions, arrests or restraints.
               (b) If because of Force Majeure, a Party is unable to carry out its obligations (other than the obligation to make a payment) as provided for pursuant to this Agreement, and upon such Party giving written notice to the other Party of such Force Majeure, then such Party’s obligation to perform shall be suspended from and after the date of the notice to the extent made necessary by such Force Majeure and during its continuance. The notice shall specify the nature of the Force Majeure, the obligation which such Party is unable to perform or furnish due to Force Majeure, and such Party’s best estimate of the probable duration of the Force Majeure. Each Party shall use its best efforts to avoid or eliminate such Force Majeure insofar as possible with a minimum of delay and to resume performance as soon as and to the extent possible.
ARTICLE 11
INSURANCE
          11.1 Coverage by ESI.
               (a) Without limiting any obligations or liabilities of ESI under this Agreement, ESI shall provide and maintain with respect to the services it provides during the course of the Agreement at its own expense, without direct reimbursement, insurance coverage in forms and amounts which ESI believes will adequately protect it, but in no case less than:
          (i) Workers’ Compensation Insurance, and such insurance shall be in accordance with all applicable state, federal, and maritime laws, including Employer’s Liability Insurance in the amount of $1,000,000 each accident, $1,000,000 disease policy limit and $1,000,000 disease each employee.  Policy shall be endorsed to include a waiver of subrogation in favor of Client Company, its Owners and affiliated and associated companies.  This coverage shall be maintained regardless of the number of employees employed by ESI or the type of work performed.
          (ii) Commercial General Liability Insurance including Contractual Liability Coverage covering liability assumed under this Agreement, Products/Completed Operations Coverage, Broad Form Property Liability Coverage, and Personal Injury Coverage in the amount of $1,000,000 per occurrence / $2,000,000 general aggregate for Bodily Injury and Property Damage.

          (iii) Commercial Automobile Liability Insurance including all owned, hired, leased, and/or non-owned vehicles, with a combined single limit of $1,000,000 per accident.
          (iv) If services hereunder are professional in nature, Errors and Omissions Liability Insurance as may be appropriate and available in an amount not less than $3,000,000 per claim, covering claims or damages because of injury or damages arising out of any act, error or omission of ESI in the rendering of professional services.
          (v) Excess Liability Coverage to provide excess of paragraphs (i) Employer’s Liability, (ii), (iii) and (iv) above in the amount of $20,000,000 per occurrence.
               (b) ESI insurance policies required in paragraphs (a)(ii), (a)(iii) and (a)(v) above, shall name Client Company, its Owners and affiliated and associated companies as Additional Insured with respect to ESI’s liability arising from this Agreement.  ESI hereby waives all rights of recourse, including any right to which another may be subrogated, against Client Company, its Owners and affiliated and associated companies for personal injury, including death, and property damage
               (c) All of ESI policies of insurance shall be primary and noncontributing with any insurance maintained by Client Company, its Owners and affiliated and associated companies.  Policies are to provide Client Company with 30 days’ prior written notice of cancellation or any material adverse change in conditions. Policies are to be written by insurers that carry a minimum A.M. Best Rating of A: VII.
               (d) ESI shall endeavor to provide Client Company with Certificates of Insurance issued to Client Company, as the Certificate Holder, evidencing coverage currently in effect upon execution and for the duration of this Agreement.
               (e) ESI shall require any subcontractor providing services under this Agreement to carry insurance coverage in a form and amount consistent with the requirements of this Section 11.1.  ESI shall obtain Certificates of Insurance evidencing such coverage’s prior to the commencement of work by the subcontractor and shall present such Certificates to Client Company upon request.
               (f) ESI may choose to self-insure the insurance required above as long as all insurance mechanisms which protect or are intended to protect Client Company, including additional insured status, waiver of subrogation and waiver of rights of recovery remain enforceable and available for Client Company’ benefit. All amounts of self-insured retentions and insurance deductibles for the insurance required herein are the responsibility of ESI.
          11.2 Coverage by Client Company.
               (a) Without limiting any obligations or liabilities of Client Company under this Agreement, Client Company shall provide and maintain with respect to the services it provides during the course of the Agreement at its own expense, without direct reimbursement, insurance coverage in forms and amounts which Client Company believes will adequately protect it, but in no case less than:
          (i) Workers’ Compensation Insurance, and such insurance shall be in accordance with all applicable state, federal, and maritime laws, including Employer’s Liability Insurance in the amount of $1,000,000 each accident, $1,000,000 disease policy limit and $1,000,000 disease each employee.  Policy shall be endorsed to include a waiver of subrogation in favor of ESI, its Owners and affiliated and associated companies.  This coverage shall be maintained regardless of the number of employees employed by Client Company or the type of work performed.
          (ii) Commercial General Liability Insurance including Contractual Liability Coverage covering liability assumed under this Agreement, Products/Completed Operations Coverage, Broad Form Property Liability Coverage, and Personal Injury Coverage in the amount of $1,000,000 per occurrence / $2,000,000 general aggregate for Bodily Injury and Property Damage. Coverage to include the Underground Collapse and Explosion Hazards if applicable.
          (iii) Commercial Automobile Liability Insurance including all owned, hired, leased, and/or non-owned vehicles, with a combined single limit of $1,000,000 per accident per accident.
          (iv) If services hereunder are professional in nature, Errors and Omissions Liability Insurance as may be appropriate and available in an amount not less than $3,000,000 per claim, covering claims or damages because of injury or damages arising out of any act, error or omission of Client Company in the rendering of professional services.
          (v) Excess Liability Coverage to provide excess of paragraphs (i) Employer’s Liability, (ii), (iii) and (iv) above in the amount of $20,000,000 per occurrence.

               (b) Client Company insurance policies required in paragraphs (a)(ii), (a)(iii) and (a)(v) above, shall name ESI, its Owners and affiliated and associated companies as Additional Insured with respect to Client Company’ liability arising from this Agreement.  Client Company hereby waives all rights of recourse, including any right to which another may be subrogated, against ESI, its Owners and affiliated and associated companies for personal injury, including death, and property damage
               (c) All of Client Company policies of insurance shall be primary and noncontributing with any insurance maintained by ESI, its Owners and affiliated and associated companies.  Policies are to provide ESI with 30 days’ prior written notice of cancellation or any material adverse change in conditions. Policies are to be written by insurers that carry a minimum A.M. Best Rating of A: VII.
               (d) Client Company shall endeavor to provide ESI with Certificates of Insurance issued to ESI, as the Certificate Holder, evidencing coverage currently in effect upon execution and for the duration of this Agreement.
               (e) Client Company shall require any subcontractor providing services under this Agreement to carry insurance coverage in a form and amount consistent with the requirements of this Section 11.2.  Client Company shall obtain Certificates of Insurance evidencing such coverage’s prior to the commencement of work by the subcontractor and shall present such Certificates to ESI upon request.
               (f) Client Company may choose to self-insure the insurance required above as long as all insurance mechanisms which protect or are intended to protect ESI, including additional insured status, waiver of subrogation and waiver of rights of recovery remain enforceable and available for ESI’s benefit. All amounts of self-insured retentions and insurance deductibles for the insurance required herein are the responsibility of Client Company.
          11.3 Relationship of Insurance Coverage and Indemnity Obligations
     Each Party intends that its insurance coverage shall apply to its indemnity and defense obligations set forth in ARTICLE 12, but that such indemnity and defense obligations shall not be limited to the minimum limits of insurance set forth below and instead shall be limited in accordance with ARTICLE 12.
ARTICLE 12
LIMITATIONS ON LIABILITY, FIDUCIARY DUTIES AND INDEMNIFICATION
          12.1 Non-Transitional Corporate Services Warranty.

     ESI warrants to Client Company that Corporate Services will be performed at the same standard of proficiency and in the same manner as ESI performs such services for wholly-owned subsidiaries of Entergy Corporation.
          12.2 Disclaimer of Representations and Warranties on Transitional Corporate Services.
     CLIENT COMPANY UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY THE PROVISION OF TRANSITIONAL SERVICES BY ESI IN CONNECTION HEREWITH OR THEREWITH. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, THE TRANSITIONAL SERVICES ARE BEING PROVIDED BY ESI STRICTLY ON AN “AS IS,” “WHERE IS BASIS.”
          12.3 Remedy
          If ESI breaches the warranty provided in Section 12.1, Client Company may at its option require ESI to correct or re-perform such services at ESI’s sole cost; provided that the cost of such correction or re-performance to be borne by ESI shall be capped at the total of net payments for Corporate Services received by ESI during the 6 month period preceding the event giving rise to correction or re-performance, and any additional cost shall be borne Client Company. Client Company’s right to require such correction or re-performance and any liability under ESI’s indemnification obligations, shall be the exclusive remedies available to Client Company where Client Company is not enforcing its rights, if any, to terminate this Agreement, and shall be in lieu of any claim for monetary damages.
          12.4 Indemnity.
               (a) ESI indemnifies Client Company, including its subsidiaries, personnel, officers, directors, employees and agents (“Indemnified Party”) for all claims, charges, complaints, expenses (including reasonable attorneys’ fees), losses, liabilities, or damages of any kind whatsoever (including employment and benefit claims) brought by or payable to ESI’s own employees or contractors providing services on ESI’s behalf that arise out of services provided by the ESI pursuant to this Agreement, except (i) in instances covered by insurance obtained by Client Company but only to the extent of coverage by such insurance; and (ii) instances involving intentional torts such as discrimination, harassment, defamation or other intentional torts by any employee, agent or other representative of Client Company.

               (b) ESI indemnifies each Indemnified Party for all claims by the Indemnified Party arising out of ESI’s wrongful termination of this Agreement or acts or omissions that arise out of this Agreement of ESI’s own employees, subsidiaries or contractors providing services on ESI’s behalf that constitute Willful Misconduct or Gross Negligence; provided that, notwithstanding any other provisions of this Agreement, no such act or omission shall constitute Willful Misconduct or Gross Negligence to the extent that it does not cause or result in a breach of the warranty provided by ESI pursuant to Section 12.1. The indemnity provided pursuant to this subsection (b) excludes claims arising out of nuclear incidents or nuclear energy hazards and is capped at the total of net payments for services received by ESI from Client Company during the 6 month period preceding the event giving rise to indemnification.
          12.5 Defense of Indemnified Claims.
               (a) If either Client Company or any other person entitled to indemnification pursuant to any indemnification covenant contained in this Agreement (an “Indemnitee”) receives notice of any claim, or of the commencement of any action or proceeding with respect to which ESI is obligated to provide indemnification, the Indemnitee shall promptly give ESI written notice of such claim, action or proceeding. The notice shall specify, if known, the amount or an estimate of the amount of liability arising from the claim, action or proceeding.
               (b) The Indemnitee shall permit ESI to assume the defense of any such claim, action or proceeding; provided that counsel for ESI, who shall conduct the defense of the claim, action or proceeding, shall be approved by the Indemnitee, whose approval shall not be unreasonably withheld. Notwithstanding the foregoing, (i) if the Indemnitee reasonably determines that there may be a conflict between the positions of the ESI and the Indemnitee in connection with the claim, action, or proceeding, or that there may be legal defenses available to the Indemnitee different from or in addition to those available to ESI, then counsel for the Indemnitee shall be entitled to conduct a defense to the extent reasonably necessary to protect the interests of the Indemnitee, and (ii) in any event, the Indemnitee shall be entitled, at its own cost and expense, to have Indemnitee’s counsel participate in, though not conduct, the defense.
               (c) ESI shall not, except with the consent of each Indemnitee, consent to the entry of any judgment, or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnitee a release from all liability in respect of the claim, action or proceeding. The Indemnitee shall not settle or compromise any claim, action or proceeding for which it asserts a right to indemnification without the prior written consent of ESI, which consent shall not be unreasonably withheld.

          12.6 Survival.
     The provisions of this ARTICLE 12 shall specifically survive the expiration or termination of this Agreement for any reason.
          12.7 Disclaimer of Warranties; Manufacturers’ Warranties.
     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY TO CORPORATE SERVICES PERFORMED HEREUNDER.
          12.8 Limitation of Liability.
     Neither Party, nor any of its agents, subcontractors, representatives, employees, officers, or directors, shall be liable under this Agreement to the other Party, or the other Party’s agents, subcontractors, or customers, for any indirect, special, punitive, incidental or consequential damages arising out of, or in any way related to, the services provided under this Agreement, including, without limitation, (1) any alleged breach of fiduciary duty; (2) loss of profits or business opportunities, (3) damages suffered as a result of the loss of the use of the Facilities or equipment, (4) cost of purchased or replacement power (including any differential in fuel costs), (5) cost of capital, (6) damage to reputation, (7) damage to credit worthiness or credit standing, or (8) diminution of stock price or value, with respect to any claim based on or in any way connected with this Agreement, whether arising in contract (including, without limitation, breach of warranty), tort (including, without limitation, negligence, strict liability or breach of fiduciary duty), under the laws of real property, or under any other legal or equitable theory and regardless as to whether either or both of the Parties knew or should have known of the possibility of such damages.
ARTICLE 13
COMPLIANCE WITH LAWS, REGULATIONS AND SITE REQUIREMENTS
          13.1 General. Both Parties shall observe and comply with all applicable Facility health, safety and security rules, programs or procedures and shall abide by all Applicable Laws and Applicable Permits, in connection with services provided pursuant to this Agreement.
          13.2 Energy Reorganization Act. Without limiting the generality of Section 13.1 above, both Parties specifically agree to comply with Section 211 of the Energy Reorganization Act of 1974, as amended (the “Act”), which prohibits NRC licensees and their contractors and subcontractors from discharging or otherwise discriminating against any employee in engaging in protected activities described in the Act. If either Party’s employees, agents, subcontractors or suppliers file a complaint with the Department of Labor pursuant to the provisions of Section 211 of the Act and if such complaint is made either directly or indirectly in connection with the services performed pursuant to this Agreement, then the Party first receiving notice of such complaint shall promptly notify the other Party of the complaint and the Parties shall keep each other advised as to all significant developments regarding such complaint. Both Parties further agree that neither Party will enter into any agreement affecting compensation, terms, conditions and privileges of employment, including any agreement to settle a complaint filed by an employee with the Department of Labor pursuant to Section 211 of the Act, that contains any provisions prohibiting or otherwise discouraging an employee from providing the NRC with information on hazardous conditions, potential violations or any other matters within the NRC’s regulatory responsibilities.
ARTICLE 14
REPRESENTATIONS AND WARRANTIES
          14.1 Representations of ESI.
     ESI hereby represents and warrants to Client Company that, as of the date of execution of this Agreement:
               (a) ESI is a corporation, duly organized and existing in good standing under the laws of the State of Delaware and duly qualified to do business as a foreign limited liability company in the States of Arkansas, Connecticut, Delaware, District of Columbia, Louisiana, Massachusetts, Michigan, Mississippi, New York, North Carolina, Texas and Vermont.
               (b) ESI has taken all corporate or company action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
               (c) This Agreement, including without limitation, the indemnity and limitation of liability provisions, has been duly authorized, executed and delivered and to the best of ESI’s knowledge, constitutes the valid and binding obligation of ESI, enforceable against ESI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally.
               (d) The execution and delivery of this Agreement and the performance by ESI of its obligations hereunder will not violate any contract to which ESI or any of its affiliated companies is a party, or any law, order, judgment or decree of any federal, state or local court.

               (e) The execution and delivery of this Agreement and the performance by ESI of its obligations hereunder do not require the approval of any Governmental Authority or any other action or filing under Applicable Laws that has not been obtained or made prior to the execution of this Agreement.
               (f) Other than as previously disclosed to Client Company, there are no actions, suits, or proceedings pending or threatened against ESI before any federal, state, local or other governmental department, regulatory agency or judicial body that would, if decided adversely, have a material adverse effect on ESI, its business or its ability to perform this Agreement.
          14.2 Representations of Client Company.
     Client Company hereby represents and warrants to ESI that, as of the date of execution of this Agreement:
               (a) Client Company is a limited liability company, duly organized and existing in good standing under the laws of the State of Delaware and duly qualified to do business as a foreign limited liability company in the State of                                         .
               (b) Client Company has taken all company action necessary to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.
               (c) This Agreement, including without limitation the indemnity and limitation of liability provisions, has been duly executed and delivered by Client Company and, to the best of Client Company’s knowledge, constitutes the valid and binding obligation of Client Company, enforceable against Client Company in accordance with its terms, except as enforceability maybe limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally.
               (d) The execution and delivery of this Agreement and the performance by Client Company of its obligations hereunder will not violate any contract or agreement to which Client Company is a party or any law, order, judgment or decree of any federal, state or local court.
               (e) The execution and delivery of this Agreement and the performance by Client Company of its obligations hereunder do not require the approval of any Governmental Authority or any other action or filing under Applicable Laws that has not been obtained or made prior to the execution of this Agreement.

               (f) Other than as previously disclosed to ESI, there are no actions, suits or proceedings pending or threatened against Client Company before any federal, state, municipal or any other governmental department, regulatory agency or judicial body that would if decided adversely have a material adverse effect on Client Company, its business or its ability to perform this Agreement.
ARTICLE 15
CONFIDENTIALITY
          15.1 Nondisclosures, Restricted Data and Safeguards Information.
               (a) Each Party (the “Receiving Party”) shall maintain the confidentiality of all proprietary, non-public data and information relating to the business affairs of the other Party (the “Disclosing Party”) which the Receiving Party may have access to or receive from it. The Receiving Party shall treat all data, reports and other written documents developed by the Disclosing Party and provided to it as part of the services pursuant to this Agreement as the proprietary information of the Disclosing Party. The Receiving Party shall not publish or otherwise disclose to anyone outside of the Disclosing Party except to the Receiving Party’s affiliates, and its and their agents, subcontractors, attorneys or consultants who are under obligations of confidentiality, without the prior written consent of the Disclosing Party, and the Receiving Party shall not use (other than in connection with the performance by the Receiving Party and its affiliates and subcontractors of its obligations under this Agreement), any of the proprietary, non-public information provided to it by the Disclosing Party.
               (b) Each Party agrees that, unless otherwise required by law, it will not permit any person to have access to Restricted Data of the other Party, as defined in 42 U.S.C. § 2014(y), until and unless the Federal Office of Personnel Management shall have made an investigation and report to the NRC on the character, associations and loyalty of such person and the NRC shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security.
               (c) Notwithstanding any other provision of this Agreement, any access to Safeguards Information, as defined in 10 C.F.R. § 73.2, shall be subject to the limitations and conditions of 10 C.F.R. § 73.21. Both Parties agree that any information provided under this Agreement will not be used or controlled in a manner that would (1) compromise any part of the safeguards plans for the Facilities, or (2) otherwise be in contravention of Applicable Laws.
          15.2 Notification.
     The Parties further agree to notify each other of any requests by a third party, including any regulatory body, for the disclosure of any information to be treated as confidential pursuant to this ARTICLE 15 and to reasonably cooperate with each other in attempting to preserve the confidentiality of such information to the greatest extent consistent with applicable court orders, laws or regulations.
          15.3 Permitted Disclosures.
     Notwithstanding anything to the contrary herein, neither Party nor the employees of either of them shall be restricted in any way from providing safety or other information to the NRC on matters within the NRC’s regulatory responsibilities or from disclosing information to the extent required for compliance with Applicable Laws, participation in the Electric Utility Cost Group or PL-113. The Parties shall also be entitled to disclose the terms of this Agreement to financial institutions or insurance and bonding companies to the extent necessary to secure and enforce the insurance and other financial protection required under ARTICLE 11.
ARTICLE 16
DISPUTE RESOLUTION
          16.1 Voluntary Resolution.
     In order to avoid contentious litigation and to resolve any disputes as amicably as possible, the Parties agree that any dispute arising out of or relating to this Agreement that cannot be resolved between the Parties, whether in contract, tort, under statutory law, or otherwise, shall be resolved either (i) through discussion between the chief executive officers of the Parties (ii), voluntary non-binding mediation pursuant to Section 16.2 below, or other mutually agreed alternative dispute resolution methods, or (iii) failing resolution through steps (i) and (ii), by litigation. Either Party may commence the process of dispute resolution by written notice to the other of the matter in dispute and providing a written description of the Party’s position with respect to the dispute. In the next thirty (30) days following such notice, the officers described above, or their designees, shall use their best efforts to resolve the dispute. If, however, the Parties are unable to reach agreement after using their best and good faith efforts to resolve the dispute within such thirty (30) day period or such additional period as the Parties may agree, then either Party may initiate non-binding mediation proceedings in accordance with Section 16.2.
          16.2 Mediation.
     Either Party may notify the other Party that it desires to commence non-binding mediation following exhaustion of the executive resolution process described in Section 16.1 in accordance with the Model Procedure for Mediation of Business Disputes of the Center for Public Resources (CPR). The Parties will jointly appoint a mutually acceptable, independent and qualified mediator, who shall never have previously provided services to either of the Parties. The notice shall contain the name of one or more proposed independent, experienced mediators and a statement of the matter in dispute, including any remedies sought. The Party receiving such notice shall have fifteen (15) days to respond in writing, agreeing to a proposed mediator or proposing an alternate, independent mediator and designating any other matter for arbitration. If the Parties fail to mutually agree upon an independent, experienced mediator within thirty (30) days after the response was received, the mediator shall be selected with assistance from the CPR. The selected mediator shall sign an engagement letter or agreement with both Parties explaining the scope of the mediation services to be performed and obligating ESI and Client Company to share equally the mediator’s fees and expenses. The Parties agree to participate in good faith negotiations and mediation with the mediator for a period of at least 60 days after the mediation agreement has been executed and to schedule within 30 days from the date of execution of the mediation agreement with the mediator at least one meeting among both Parties and the mediator, at which meeting both Parties shall be entitled to present their positions and receive advice from the mediator.
          16.3 Location.
     The mediation shall be held at a location to be mutually agreed to in the mediation agreement with the mediator, and failing agreement between Client Company and ESI shall be in Jackson, Mississippi.
          16.4 Cost.
     Each Party shall pay its own costs incurred in connection with mediation proceedings, except for the fees and expenses of the arbitrator, which shall be equally divided between the Parties.
          16.5 Litigation.
     If the Parties are not successful in resolving the dispute though mediation, then after the sixty day mediation period, either Party may seek an adjudicated resolution through an appropriate court in the State of Delaware having jurisdiction.
          16.6 Ongoing Duties and Rights.
     During the pendency of any alternative dispute resolution process pursuant to Section 16.1 or any mediation or litigation proceeding; pursuant to this ARTICLE 16, the Parties shall continue otherwise to perform their obligations under this Agreement. However, the commencement or pendency of such alternative dispute resolution processes or litigation proceedings shall not limit or suspend the availability of any other rights or remedies of the Parties under this Agreement, including, without limitation, the termination provisions of ARTICLE 9. In the event that Client Company disputes the amount of a bill for Corporate Services, Client Company shall pay such bill on a timely basis in accordance with Section 4.1 of this Agreement, but such payment shall be subject to refund of any amounts incorrectly billed plus interest from the date of payment as may be determined pursuant to the dispute resolution provisions of this ARTICLE 16.

ARTICLE 17
MISCELLANEOUS
          17.1 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, other than conflict of laws principles.
          17.2 Notice.
     All notices required to be given pursuant to this Agreement shall be in writing or made electronically or by facsimile if promptly confirmed in writing. Written notices shall be deemed to have been given when deposited in the United States mail, first class, postage pre-paid and, until written notice of a new address is given, shall be addressed as follows:
          If to ESI:
          With copy to:
          If to Client Company:
          With copy to:
          17.3 Amendments.
     No amendment, modification or waiver of any term or provision of this Agreement shall be effective unless in writing and signed on behalf of both Parties by their authorized representatives.
          17.4 Titles and Headings.
     Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          17.5 Non-Waiver.
     The failure of either Party to insist upon or enforce, in any instance, performance by the other Party of any of the terms of this Agreement or to exercise any rights conferred herein shall not be construed as a waiver or relinquishment of its rights to assert or rely upon such terms or rights on any future occasion.
          17.6 Survival.
     Obligations of payment accrued prior to termination, indemnity, confidentiality, dispute resolution, limitations on liability and releases undertaken or provided pursuant to this Agreement shall survive termination or expiration of this Agreement.
          17.7 Assignment
     This Agreement shall not be assigned in whole or in part by either Party without the prior written consent of the other Party.
          17.8 Relationship.
     Nothing in this Agreement shall be deemed or construed to create a partnership, joint venture or any similar relationship between ESI and Client Company.
          17.9 Third Party Beneficiaries
     Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a third party, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
          17.10 Entire Agreement and Construction.
     This Agreement, including Exhibits A through F hereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings with respect to the subject matter hereof. In the event of any inconsistency or conflict between the text of this Agreement (excluding the Exhibits) and the Exhibits hereto, the text of this Agreement (excluding the Exhibits) shall govern.

          17.11 Severability.
     It is agreed that if any clause or provision of this Agreement is held by a competent court to be illegal or void, the validity of the remaining provisions of this Agreement shall not be affected, and the rights and the obligations of the Parties shall be enforced as if the Agreement did not contain such illegal or void provisions, but the Party’s obligations and rights under Section 9.1 shall also remain in affect.

          WITNESS WHEREOF, Client Company and ESI have executed this Agreement effective as of the date first mentioned above.

EQUAGEN, LLC

By:

Title:

Date:

ENTERGY SERVICES, INC.

By:

Title:

Date: